                                                                   EXHIBIT 12.01

                           MBIA INC. AND SUBSIDIARIES
             Computation of the Ratio of Earnings to Fixed Charges
                       (In thousands except for ratios)


The information appearing below presents historical consolidated financial results for the Company

                                                                                                        Nine Months
                                                            Years Ended December 31,                Ended September 30,
                                                ------------------------------------------------    -------------------
                                                   1990      1991     1992      1993      1994        1994       1995
Earnings:
  Operating income before taxes                 $165,336  $189,732  $244,261  $324,035  $329,422    248,444     258,296
  Interest expense                                17,283    18,565    20,523    26,900    27,159     20,214      21,271
  Portion of rentals deemed to be interest             0         0         0         0         0          0           0
                                                --------  --------  --------  --------  --------   --------    --------
  Earnings                                      $182,619  $208,297  $264,784  $350,935  $356,581   $268,658    $279,567
                                                ========  ========  ========  ========  ========   ========    ========
Fixed Charges:
  Interest expense                               $17,283   $18,565   $20,523   $26,900   $27,159    $20,214     $21,271
  Portion of rentals deemed to be interest             0         0         0         0         0          0           0
                                                --------  --------  --------  --------  --------   --------    --------
  Fixed Charges                                  $17,283   $18,565   $20,523   $26,900   $27,159    $20,214     $21,271
                                                ========  ========  ========  ========  ========   ========    ========
  Ratio of earnings to fixed charges                10.6      11.2      12.9      13.0      13.1       13.3        13.1
                                                ========  ========  ========  ========  ========   ========    ========